Exhibit 10.2

SETTLEMENT AND LICENSE AGREEMENT

This is an agreement (hereinafter referred to as “Agreement”) dated as of this 9th day of January, 2009, by and among Warner Chilcott Company, Inc. (“WCCI”), a corporation organized and existing under the laws of Puerto Rico, and Watson Pharmaceuticals, Inc. (“WPI”), a corporation organized and existing under the laws of the State of Nevada, and Watson Laboratories, Inc. (“WLI”, and, together with WPI, “Watson”), a corporation organized and existing under the laws of the State of Nevada. WCCI and Watson are sometimes individually referred to herein as a “Party” and collectively referred to herein as “Parties.”

WHEREAS, the Parties are presently involved in the Lawsuit, in which it has been asserted that Watson infringes certain claims of U.S. Patent No. 5,552,394 (the “Patent” and the asserted claims therein, the “Patent Claims”), with respect to certain of which Patent Claims Watson has asserted affirmative defenses and counterclaims alleging invalidity, unenforceability and/or non-infringement; and

WHEREAS, the Parties wish to fully settle the Lawsuit concerning the Patent Claims with respect to the Watson Product upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The following terms, when used with initial capital letters shall have the meaning set forth below.

a. “Affiliate” shall mean with respect to a Party, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or affairs of a person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person. Without limiting the generality of the foregoing, a person shall be deemed to control any other person in which it owns, directly or indirectly, a majority of the voting interests.

b. “ANDA” shall mean an Abbreviated New Drug Application as defined under 21 U.S.C. § 355(j).

c. “FDA” shall mean the United States Food and Drug Administration.

d. “Launch Date” shall mean the earliest of (i) January 22, 2014, (ii) the date of a final, nonappealable judicial order that the Patent is invalid, unenforceable or not infringed by a Third Party’s generic version of the WCCI Product and (iii) the date on which Watson is licensed under Paragraph 7 to launch.

e. “Lawsuit” shall mean Warner Chilcott Company, Inc. v. Watson Pharmaceuticals, Inc. and Watson Laboratories, Inc., 2:06-CV-03491, U.S. District Court for the District of New Jersey.

f. “Losses” shall mean all pending and potential claims, demands, all manner of actions, causes of action, suits, debts, liabilities, losses, damages, attorneys’ fees, costs, expenses, judgments, settlements, interest, punitive damages and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent.

g. “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal Person or organization.

h. “Proceeding” shall mean any action, audit, litigation, investigation, suit or other proceeding.

i. “Related Parties” shall mean a Party’s Affiliates, directors, officers, employees, agents, representatives, heirs, assigns, predecessors, successors or other related parties.

j. “Third Party” shall mean any Person other than a Party or its Affiliates.

k. “Watson Product” shall mean the oral contraceptive drug that is described in, and is the subject of, ANDA No. 78-267 or any other ANDA filed by Watson or its Affiliates for which the WCCI Product is the reference product.

l. “WCCI NDA” shall mean New Drug Application (an “NDA”) No. 021871.

m. “WCCI Product” shall mean the oral contraceptive drug that is described in, and is the subject of the WCCI NDA, which is currently marketed by WCCI under the trademark Loestrin® 24 Fe.

2. Upon the terms and subject to the conditions of this Agreement, in consideration of the mutual execution of this Agreement and the mutual agreement to be legally bound by the terms hereof, each Party, on behalf of itself and its Related Parties, hereby releases, acquits and forever discharges each other Party and its Related Parties from any and all Losses arising out of, derived from, predicated upon or relating to the Patent Claims, the actions asserting such Patent Claims and the Lawsuit; provided, however, nothing in this Agreement shall prevent or impair the right of any Party to bring a Proceeding in court or any other forum for a breach of this Agreement or any representation, warranty or covenant herein. Notwithstanding this release or anything herein to the contrary, nothing herein shall preclude Watson from challenging the validity, enforceability and/or infringement of the Patent in any future litigation concerning a product other than (i) the Watson Product, or (ii) any other product that, as designed, could be AB rated to the WCCI Product. The Parties agree to the entry of a dismissal without prejudice of the Lawsuit, with each side bearing its own costs and attorneys’ fees. Promptly following the execution of this Agreement, the Parties shall cause to be filed with the United States District Court for the District of New Jersey, all necessary papers, including a Stipulation of Dismissal, attached as Attachment A, required to dismiss all claims and counterclaims, motions, and petitions asserted in the Lawsuit and shall take all other necessary actions to obtain the settlement and dismissal of the Lawsuit.

3. Each Party acknowledges and agrees that:

a. It may have sustained Losses that are presently unknown and unsuspected, and that such Losses might give rise to Losses in the future. Nevertheless, each Party acknowledges and agrees that this Agreement has been negotiated and agreed upon, notwithstanding the existence of such possible Losses, all of which have been hereby released under Paragraph 2 hereof.

b. If any fact relating to this Agreement or the Lawsuit and now believed to be true is found hereafter to be other than, or different from, that which is now believed, each Party expressly assumes the risk of such difference in fact and agrees that this Agreement shall be, and will remain, effective notwithstanding any such difference in fact, subject to each Party’s right to bring a Proceeding for a breach of this Agreement or any representation, warranty or covenant herein.

c. This Agreement may be pleaded as a full and complete defense to, and used as a basis for injunction against, any Proceeding that may be instituted, prosecuted or attempted in breach hereof. Should any Party institute a Proceeding to enforce any provision of this Agreement, or for Losses by reason of any alleged breach of any provision hereof, or for a declaration of such Party’s rights or obligations hereunder, or for any other judicial remedy predicated upon the breach by the other Party of this Agreement or as may otherwise be permitted hereunder, the prevailing Party shall be reimbursed by the losing Party for all reasonable and necessary costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees for the services rendered to the Party finally prevailing in any such Proceeding.

4. Watson covenants and agrees that it shall not sell the Watson Product prior to January 22, 2014 or such earlier date upon which it is licensed to sell the Watson Product pursuant to Paragraphs 5, 7 or 8 hereof. Watson agrees that to the extent that Watson or its Affiliates sells, has sold, or offers for sale any Watson Product in the United States in violation of this Paragraph 4, such breach will cause irreparable harm to WCCI. Watson hereby irrevocably and unconditionally consents to immediate entry of a temporary restraining order, preliminary injunction and permanent injunction, without the requirement to post a bond, to enforce the provisions of this Paragraph 4.

5. WCCI covenants and agrees that neither it nor its Affiliates shall market or supply, or grant a Third Party any rights (under the Patent or otherwise) to market a generic version of the WCCI Product, whether manufactured under the WCCI NDA or an ANDA, on any date prior to the date that is one hundred eighty (180) days following the Launch Date, unless WCCI agrees to establish an early launch date for Watson that is at least one hundred eighty (180) days prior to the commencement of marketing by WCCI, its Affiliates or such Third Party (an “Early Launch

Date”). Any authorization of or license to a Third Party by WCCI to market the WCCI Product in which WCCI assigns or transfers the exclusive right to market the WCCI Product shall not trigger this provision, so long as such authorization or license is subject to the terms and conditions of this Agreement. WCCI shall, to the extent reasonably practicable, provide Watson with 60 days’ advance written notice of any such Third Party sale or license. For the avoidance of doubt, nothing in this Paragraph 5 shall prevent WCCI and its Affiliates from marketing or from supplying, authorizing or licensing a Third Party to market a generic version of the WCCI Product, so long as such product is not sold commercially until the day that is one hundred eighty (180) days following the Launch Date or the Early Launch Date.

6. Upon the terms and subject to the conditions of this Agreement, WCCI grants to Watson a non-exclusive, fully paid-up, worldwide, royalty-free, irrevocable license, under the Patent and all regulatory exclusivities pertaining to and covering the WCCI Product, to manufacture and offer for sale in the United States commencing prior to January 22, 2014 for sale commencing on January 22, 2014, and to sell effective January 22, 2014 and thereafter, the Watson Product, all for the terms of such Patent and regulatory exclusivities. WCCI shall use its commercially reasonable efforts to cooperate with Watson, at Watson’s sole cost and expense, as may be required to obtain FDA approval of Watson’s ANDA No. 78-267 effective January 22, 2014.

7. If a Third Party commercially launches a generic version of the WCCI Product without authorization from WCCI, then WCCI shall grant to Watson the license granted pursuant to Paragraph 6 hereof, effective on the same date as such Third Party launch. Further provided, in the event a Third Party commercially launches a generic version of the WCCI Product and WCCI subsequently succeeds in having such Third Party cease its sales of such product, then the license granted pursuant to this Paragraph 7 shall be suspended at such time as the Third Party product is no longer commercially available or, if such cessation of sales is pursuant to an injunction issued by a court, the date of such injunction, whichever is earlier, and the license shall be reinstated upon the subsequent occurrence, if any, of an “at risk” launch as described in the first sentence of this Paragraph 7. WCCI shall use its commercially reasonable efforts to cooperate with Watson, at Watson’s sole cost and expense, as is required to obtain FDA approval of Watson’s ANDA No. 78-267 under a license granted pursuant to this Paragraph 7.

8. If a Third Party obtains a final, nonappealable judicial order that the Patent is invalid, unenforceable or not infringed by a Third Party’s generic version of the WCCI Product, then WCCI shall grant to Watson a non-exclusive license under the Patent so adjudicated and all regulatory exclusivities to enter the market with the Watson Product at the time of such order, and WCCI shall use its commercially reasonable efforts to cooperate with Watson, at Watson’s sole cost and expense, as may be required to obtain FDA approval of Watson’s ANDA No. 78-267 at or as soon as practicable after such order. For clarity, if the Patent is found in a final, nonappealable judicial order to be invalid, unenforceable or not infringed by a Third Party’s generic version of the WCCI Product, Watson shall be entitled to exercise all rights with respect to the Patent to the extent any Third Party would legally be able to do so.

9. All rights not expressly granted to Watson under Paragraphs 6, 7 and 8 are expressly reserved to WCCI. Watson expressly disclaims any right to use the WCCI Product, Patent or Patent Claims except in accordance with the express grants hereunder, and WCCI has no obligation to make available any intellectual property rights or to take any other actions other than as expressly set forth herein; provided, however, that WCCI shall not use or sue or bring a Proceeding seeking to enforce any of the Patent or Patent Claims or any other intellectual property rights pertaining to the WCCI Product to prevent or restrict Watson or its Affiliates, licensees, sublicensees or subcontractors from undertaking the licensed activities permitted under this Agreement, so long as all such activities comply in all material respects with the terms contained herein.

10. Notwithstanding anything to the contrary contained in this Agreement, Watson may grant sublicenses in order to exercise its rights and carry out its obligations under this Agreement: (a) to its Affiliates, without the prior written consent of WCCI; and (b) to third parties, with WCCI’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Watson acknowledges that the grant of a sublicense or use of a subcontractor shall not relieve Watson from, and Watson shall remain responsible for, all of its obligations under this Agreement. Watson shall be responsible for the compliance of its Affiliates, sublicensees and subcontractors with this Agreement.

11. Each Party hereto represents and warrants to the other Party that, as of the date hereof:

a. this Agreement is a legal, valid and binding obligation of the warranting party, enforceable against such party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity;

b. the warranting party is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

c. the warranting party has full power, right and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

12. WCCI represents and warrants that, as of the date hereof:

a. it presently owns, licenses or has the legal rights to use the Patent and the WCCI NDA, and to grant the licenses hereunder, and that it has the right to settle the Lawsuit; and

b. it has no pending patent applications claiming the WCCI Product.

13. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW.

14. Neither Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, except to an Affiliate, or in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business. Notwithstanding the foregoing, Watson may assign this Agreement to any successor-

in-interest to the Watson Product, whether by merger, asset sale, operation of law or otherwise. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect. No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

15. For avoidance of doubt, all rights and licenses granted under or pursuant to any paragraph of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property” as defined under the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided, however, that should WCCI become a party to a bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days then, to the extent permitted by law, this Agreement and the licenses granted by WCCI hereunder shall be adopted by any bankruptcy trustee or relevant Third Party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, Watson and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by WCCI. Further, upon the bankruptcy of WCCI, Watson shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to Watson unless WCCI elects to continue, and continues, to perform all of its obligations under this Agreement.

16. From the date hereof until the date on which Watson is permitted to commence sales of the Watson Product hereunder, WCCI will use its reasonable best efforts to provide Watson with 30 days’ advance notice of any proposed labeling changes with respect to the WCCI Product requested by WCCI or any specific labeling amendments or supplements with respect to the WCCI Product including, but not limited to, any changes made in response to an order or request of the FDA.

17. Each Party shall, at its own cost and expense, take all actions and do all things reasonably necessary or proper, including under applicable law, to make effective and further the intents and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Party.

18. Each Party acknowledges and agrees that:

a. The Mutual Confidential Disclosure Agreement between WPI and WCCI, dated as of November 8, 2007, as amended (the “Confidentiality Agreement”), shall remain in full force and effect, the terms of which are hereby incorporated by reference, as amended and/or clarified by this Agreement and this Paragraph 18.

b. The Parties hereby acknowledge and agree that (i) WLI agrees to be bound by the terms and conditions of the Confidentiality Agreement as if it were originally a party thereto; (ii) the term of the Confidentiality Agreement is amended such that it shall not terminate until the tenth anniversary of the date of this Agreement; (iii) the terms of this Agreement and the transactions contemplated hereunder, and any information exchanged hereunder shall be deemed “Confidential Information” for purposes of the Confidentiality

Agreement and any use or disclosure thereof shall be governed by such agreement; and (iv) the legal department of each Party shall be permitted to retain one copy of the other Party’s Confidential Information solely for archival purposes, notwithstanding paragraph 3 of the Confidentiality Agreement. Each Party acknowledges that any and all other information provided to it by the other Party or its representatives concerning such other Party and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement.

c. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

d. Except (i) as set forth in any press release mutually agreed by the Parties, (ii) as consistent with the press release issued pursuant to this Paragraph 18(d) and (iii) as may be required to be made by a Party to the extent that such disclosure is legally required including, without limitation, all applicable securities and regulatory laws and regulations, neither Party shall make or allow the publication of any press release or public announcement with respect to this Agreement or any of the transactions contemplated hereby, without the prior written approval of the other Party, which shall not unreasonably be withheld, conditioned or delayed.

19. Each Party shall, at its own cost and expense, take all actions and do all things reasonably necessary or proper, including under applicable law, to make effective and further the intents and purposes of the transactions contemplated by this Agreement, including executing any further instruments reasonably requested by the other Party.

20. This Agreement (including all attachments hereto) constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect as modified hereunder, the terms of which are incorporated by reference. The Parties may amend or modify the provisions of this Agreement, including this provision, only by mutual agreement in writing.

21. The Parties agree and acknowledge that this Agreement is the product of all of the Parties and shall not be construed against any of the Parties.

22. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon a Party, if delivered by registered or certified mail (return receipt requested) or by a reputable overnight express courier service (charges prepaid), or if sent by facsimile to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person as follows:

In the case of WCCI:

Warner Chilcott Company, Inc.

Union Street Km. 1.1

Fajardo

Puerto Rico

Facsimile: 787 863 5355

Attn: Senior Director, Business Management

with a copy to:

Warner Chilcott (US), LLC

100 Enterprise Drive

Rockaway, NJ 07866

Facsimile: (973) 442-3316

Attn: General Counsel

In the case of Watson:

Watson Pharmaceuticals, Inc.

311 Bonnie Circle

Corona, California 92880

Facsimile: (951) 493-5821

Attn: General Counsel

Such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by overnight courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth (5th) business day following the date of post mark in the case of delivery by mail.

23. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. With respect to any Proceeding relating to this Agreement, each Party irrevocably agrees and consents to the exclusive jurisdiction of the federal and state courts in New York and waives any objection to venue of any such Proceeding brought in any such court. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY SUCH PROCEEDING.

24. WCCI shall defend, indemnify and hold harmless each of Watson and its Affiliates and their respective directors, officers and employees (each an “Indemnified Party”) from and against any reasonable fees, costs or expenses (including expert witnesses and attorneys) incurred by an Indemnified Party in connection with any action, investigation, subpoena, lawsuit or proceeding, whether formal or informal, civil or criminal, brought by a governmental entity or Third Party against an Indemnified Party (each a “Proceeding”) arising from the Parties’ entering into of this Agreement (each or collectively “WCCI Liability”). An Indemnified Party claiming a right to indemnification under this Paragraph 24 shall notify WCCI of any Proceeding within five (5) business days after the Indemnified Party has knowledge of such Proceeding. At the

Indemnified Party’s request, WCCI shall use reasonable efforts to cooperate with the Indemnified Party and its legal representatives in the investigation and defense of any Proceeding. WCCI shall remit and pay any and all WCCI Liability to the respective Indemnified Party on a quarterly calendar year basis; provided that, WCCI’s obligation to reimburse Indemnified Parties for WCCI Liability shall be limited to one million dollars ($1,000,000) in each calendar year (January 1 through December 31 of each year). For the avoidance of doubt, WCCI shall never be obligated to indemnify Watson and its Affiliates and their respective directors, officers and employees for WCCI Liability in an amount greater than $1,000,000 in a given year, regardless of the amount of WCCI liability in any other year.

25. This Agreement may be executed in any number of counterparts, and execution by each of the Parties of any one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

26. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provisions, and the validity, legality and enforceability of the remaining provisions shall not be in any way impaired thereby.

[Signature page follows]

This Agreement is signed as indicated below by duly authorized representatives of WCCI and Watson, respectively, effective as of the date first written above.

WARNER CHILCOTT COMPANY, INC.

By:	/s/ Max A. Torres
Name: Max Torres
Title: Senior Director

WATSON LABORATORIES, INC.

By:	/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President and Chief Executive Officer

WATSON PHARMACEUTICALS, INC.

By:	/s/ Paul M. Bisaro
Name: Paul M. Bisaro
Title: President and Chief Executive Officer

ATTACHMENT A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF NEW JERSEY

WARNER CHILCOTT COMPANY, INC. Plaintiff, v. WATSON PHARMACEUTICALS, INC. and WATSON LABORATORIES, INC. Defendants.	: : : : : : : : :	DOCUMENT ELECTRONICALLY FILED Civil Action No. 2:06-CV-3491 (HAA(ES)) STIPULATION OF DISMISSAL WITHOUT PREJUDICE

Pursuant to Rules 41(a)(1) and 41(c) of the Federal Rules of Civil Procedure. The Plaintiff and Defendants, by their undersigned attorneys, hereby stipulate and agree that the above captioned action, including all claims, counterclaims and affirmative defenses, are dismissed without prejudice.

Each party will bear its own costs, disbursements and attorneys’ fees.

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Dated: , 2008	Respectfully submitted,

Of Counsel:

Robert D. Bajefsky, Esq.

Rebecca D. Hess, Esq.

William Strauss, Esq.

FINNEGAN, HENDERSON, FARABOW,

    GARRETT & DUNNER, L.L.P.

901 New York Avenue, N.W.

Washington, D.C. 20001-4413

Tel.: (202) 408-4000

Fax: (202) 408-4400

Kevin J. McKenna, Esq.

Elvin Esteves, Esq.

GIBBONS P.C.

One Gateway Center

Newark, NJ 07102-5310

Tel.: (973) 596-4500

Fax: (973) 596-0545

Email: kmckenna@gibbonslaw.com

Attorneys for Plaintiff Warner Chilcott Company, Inc.

Of Counsel: Steven J. Lee, Esq. Charles A. Weiss, Esq. Michael A. Freno, Esq. Melissa Alegre, Esq. KENYON & KENYON L.L.P. 1 Broadway New York, NY 10004-1007 Tel.: (212) 425-7200 Fax: (212) 425-5288

Glenn D. Curving, Esq.

Joshua S. Bratspies, Esq.

RIKER, DANZIG, SCHERER, HYLAND

    & PERRETTI LLP

Headquarters Plaza

One Speedwell Avenue

Morristown, NJ 07962-1981

Tel.: (973) 538-0800

Fax: (973) 538-1984

Attorneys for Defendants Watson Pharmaceuticals, Inc. and Watson Laboratories, Inc.

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